Exhibit 10.4

Highly Confidential

December 30, 2012

LodgeNet Interactive Corporation

3900 West Innovation Street

Sioux Falls, South Dakota 57101

Attention: Chief Financial Officer

COMMITMENT LETTER

Ladies and Gentlemen:

LodgeNet Interactive Corporation, a Delaware corporation (the “Borrower”), has advised the undersigned banks and other financial institutions or entities (each an “Initial Lender” and, collectively the “Initial Lenders”) and Gleacher Products Corp. (in its capacity as administrative agent, the “Administrative Agent”), that the Borrower, together with all of its direct and indirect domestic subsidiaries (collectively, the “Guarantors”), are considering filing voluntary petitions for relief (the “Cases”) under chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”), and that the Borrower desires to establish a $30 million senior secured superpriority credit facility on terms and conditions substantially consistent with those set forth in the attached term sheet (the “Term Sheet”) for the Borrower as a debtor-in-possession pursuant to the Bankruptcy Code (the “DIP Facility”).  The obligations of the Borrower under the DIP Facility will be guaranteed by the Guarantors.

Section 1.  Commitments.  In connection with the foregoing, and subject to the terms and conditions set forth herein and the Term Sheet (collectively, and together with the Fee Letter referred to below, this “Commitment Letter”), you have requested that each Initial Lender commit, severally and not jointly, to provide, to the Borrower, the amount of the Delayed Draw Term Facility set forth on Schedule I hereto.

Based on the foregoing, each Initial Lender is pleased to confirm its several and not joint commitment to provide, or cause one or more of its affiliates (or any investment advisory client managed or advised by such Initial Lender) to provide, to the Borrower, the amount of the Delayed Draw Term Facility set forth on Schedule I hereto; provided that each such commitment shall be reduced on a pro rata basis (based on the commitments set forth on Schedule I) to the extent any lenders under that certain Credit Agreement, dated April 4, 2007, among the Borrower, the lenders from time to time party thereto (the “Prepetition Lenders”), and Gleacher Products Corp., as administrative agent (other than the Initial Lenders) elect to participate in the Delayed Draw Term Facility.

The rights and obligations of each of the Initial Lenders under this Commitment Letter shall be several and not joint, and no failure of any Initial Lender to comply with any of its obligations hereunder shall prejudice the rights of any other Initial Lender; provided that no Initial Lender shall be required to fund the commitment of another Initial Lender in the event such other Initial Lender fails to do so (the “Breaching Party”), but may at its option do so, in whole or in part, in which case such performing Initial Lender shall be entitled to all or a proportionate share, as the case may be, of the DIP Facility and related fees that would otherwise be issued to the Breaching Party.

Notwithstanding the foregoing, no such funding by an Initial Lender of the portion of the DIP Facility not funded by a Breaching Party shall constitute a waiver by the Borrower of such failure to fund by such Breaching Party of its obligations under this Commitment Letter, and the Borrower shall retain all rights and remedies available under law or in equity against such Breaching Party for its failure to perform its commitments and obligations hereunder.

Section 2.  Conditions Precedent.  The Initial Lenders’ commitment and other obligations hereunder are subject to: (i) the preparation, execution and delivery of mutually acceptable loan documentation, including without limitation, a credit agreement, security agreements, guaranties and other agreements, incorporating substantially the terms and conditions outlined in this Commitment Letter and otherwise reasonably satisfactory to the Initial Lenders and the Borrower (the “DIP Loan Documents”); (ii) the accuracy and completeness in all material respects of all representations that the Borrower makes to the Initial Lenders and all Information (as defined below) that the Borrower furnishes to the Initial Lenders; (iii) the Borrower’s compliance with the terms of this Commitment Letter, including without limitation, the payment in full when due of all fees, expenses and other amounts payable under this Commitment Letter and the Fee Letter; and (iv) the satisfaction of the other conditions precedent to the initial extension of credit under the DIP Facility contained in the Term Sheet.  You and we each agree to diligently negotiate in good faith to finalize the DIP Loan Documents following the execution and delivery of this Commitment Letter.

Section 3.  Commitment Termination.  The Initial Lenders’ commitment and other obligations set forth in this Commitment Letter will terminate on the earlier of (a) the date the DIP Loan Documents become effective, (b) the date the Plan Support Agreement (as defined in the Term Sheet) is terminated and (c) February 5, 2013.  Notwithstanding the foregoing, the termination of the Initial Lenders’ commitment and other obligations hereunder will not affect Sections 4 through 12, which provisions will survive any such termination.

Section 4.  Fees.  In addition to the fees described in the Term Sheet, the Borrower will pay the non-refundable fees set forth in the letter agreement dated the date hereof (the “Fee Letter”) between the Borrower, the Initial Lenders and the Administrative Agent.  The terms of the Fee Letter are an integral part of the Initial Lenders’ commitment and other obligations hereunder and constitute part of this Commitment Letter for all purposes hereof.

Section 5.  Indemnification.  The Borrower agrees to indemnify and hold harmless each of the Initial Lenders and the Administrative Agent and each of their affiliates and each of their respective officers, directors, employees, agents, advisors and representatives (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including without limitation, reasonable and properly documented legal fees and disbursements of outside counsel), that may be incurred by or asserted or awarded against any Indemnified Party (including, without limitation, in connection with any investigation, litigation or proceeding or the preparation of a defense in connection therewith), in each case, arising out of or in connection with or by reason of this Commitment Letter or the DIP Loan Documents or the transactions contemplated hereby or thereby or any actual or proposed use of the proceeds of the DIP Facility, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct.  In the case of an investigation, litigation or other proceeding to which the indemnity in this paragraph applies, such indemnity will be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, any of its directors, security holders or creditors, an Indemnified Party or any other person or an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.

No Indemnified Party will have any liability (whether in contract, tort or otherwise) to the Borrower or any of its affiliates or any of their respective security holders or creditors for or in connection with the transactions contemplated hereby, except to the extent such liability is determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct.  In no event, however, will any Indemnified Party be liable on any theory of liability for any special, indirect, consequential or punitive damages (including without limitation, any loss of profits, business or anticipated savings).

Section 6.  Costs and Expenses.  The Borrower will pay, or reimburse the Initial Lenders and Administrative Agent on demand for, all reasonable out-of-pocket costs and expenses incurred by the Initial Lenders or Administrative Agent (whether incurred before or after the date hereof) in connection with the DIP Facility and the preparation, negotiation, execution and delivery of this Commitment Letter, including without limitation, the reasonable and properly documented fees and expenses of outside legal counsel, regardless of whether any of the transactions contemplated hereby are consummated (but limited, in the case of legal fees and disbursements, to one counsel to the Initial Lenders and the Administrative Agent, taken as a whole, and, solely in the case of a conflict of interest, one additional counsel to the Initial Lenders and the Administrative Agent, taken as a whole (and, if reasonably necessary, of one local counsel in any relevant material jurisdiction to all such persons, taken as a whole)).  The Borrower will also pay all out-of-pocket costs and expenses of the Initial Lenders and Administrative Agent (including without limitation, the fees and disbursements of outside counsel) incurred in connection with the enforcement of any of its rights and remedies under this Commitment Letter.

Section 7.  Confidentiality. By accepting delivery of this Commitment Letter, the Borrower agrees that this Commitment Letter is for the Borrower’s confidential use only and that neither its existence nor its terms will be disclosed by the Borrower to any person; provided that this Commitment Letter and its terms, other than the Fee Letter and its contents (except as otherwise set forth in the Fee Letter), may be disclosed by the Borrower to (i) (A) the Borrower’s affiliates and its and their respective officers, directors, employees, advisors, agents and representatives (the “Borrower Representatives”) and (B) Colony Capital, LLC and its affiliates and its and their respective officers, directors, employees, advisors, agents and representatives on a confidential basis in connection with the transactions contemplated hereby and (ii) the Prepetition Lenders and their respective officers, directors, employees, advisors, agents and representatives, which in each case have agreed to maintain this Commitment Letter and its terms on a confidential basis, only on a confidential and “need to know” basis in connection with the transactions contemplated hereby; provided, further, that the Borrower may make such public disclosures of the terms and conditions hereof (other than the Fee Letter and its contents (except as otherwise set forth in the Fee Letter)) (i) as the Borrower is required by law or compulsory legal process, under advice of the Borrower’s counsel, to make and (ii) in connection with its press releases to the public announcing the proposed transactions with Colony Capital, LLC and its affiliates.  Notwithstanding the foregoing, the parties hereto agree that the Borrower shall be permitted to disclose the Fee Letter and its contents to the Bankruptcy Court in connection with the Cases to the extent advised by the Borrower’s counsel that such disclosure is necessary or appropriate.

Section 8.  Representations and Warranties of the Borrower.  The Borrower represents and warrants that (i) all information, other than Projections (as defined below) and information of a general economic or industry nature, that has been or will hereafter be made available to the Initial Lenders or Administrative Agent by the Borrower or any Borrower Representatives in connection with the transactions contemplated hereby (the “Information”), when taken as a whole, is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein (after giving effect to all supplements and updates from time to time) not materially misleading, in light of the circumstances under which such statements were or are made and (ii) all financial projections, if any, that have been or will be prepared by the Borrower or any Borrower Representatives and made available to the Initial Lenders, any Lender, any potential Lender or the Administrative Agent (the “Projections”) have been or will be prepared in good faith based upon assumptions that are or were believed in good faith by the Borrower to be reasonable as of the date of the preparation of such Projections (it being understood that the Projections are not to be viewed as facts and are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, that no assurance can be given that the Projections will be realized, that actual results may differ from projected results and such differences may be material).  The Borrower agrees to supplement the Information and/or Projections from time to time until the Closing Date so that the representations and warranties in the preceding sentence are correct in all material respects on the Closing Date as if the Information and/or Projections were being furnished, and such representations and warranties were being made, on such date.

In providing this Commitment Letter and in arranging the DIP Facility, the Initial Lenders are relying on the accuracy of the Information furnished to it by or on behalf of the Borrower or any Borrower Representatives without independent verification thereof.

Section 9.  No Third Party Reliance, Not a Fiduciary, Etc.  The agreements of the Initial Lenders hereunder are made solely for the benefit of the Borrower and may not be relied upon or enforced by any other person.  Please note that those matters that are not covered or made clear herein are subject to mutual agreement of the parties.  No party to this Commitment Letter may assign or delegate any of its rights or obligations hereunder (other than any assignment or delegation to any other Prepetition Lender or its affiliates) without the prior written consent of the other parties hereto.  This Commitment Letter may not be amended or modified, or any provision hereof waived, except by a written agreement signed by all parties hereto.

The Borrower hereby acknowledges that the Initial Lenders are acting pursuant to a contractual relationship on an arm’s length basis, and the parties hereto do not intend that the Initial Lenders act or be responsible as a fiduciary to the Borrower, its management, stockholders, creditors or any other person.  Each of the Borrower and the Initial Lenders hereby expressly disclaims any fiduciary relationship and agrees they are each responsible for making their own independent judgments with respect to any transactions entered into between them. The Borrower also hereby acknowledges that the Initial Lenders have not advised and are not advising the Borrower as to any legal, accounting, regulatory or tax matters, and that the Borrower is consulting its own advisors concerning such matters to the extent it deems appropriate.

The Borrower understands that the Initial Lenders and their affiliates (collectively, the “Group”) are engaged in a wide range of financial services and businesses (including investment management, financing, securities trading, corporate and investment banking and research).  Members of the Group and businesses within the Group generally act independently of each other, both for their own account and for the account of clients.  Accordingly, there may be situations where parts of the Group and/or their clients either now have or may in the future have interests, or take actions, that may conflict with the Borrower’s interests.  For example, the Group may, in the ordinary course of business, engage in trading in financial products or undertake other investment businesses for their own account or on behalf of other clients, including without limitation, trading in or holding long, short or derivative positions in securities, loans or other financial products of the Borrower or its affiliates or other entities connected with the DIP Facility or the transactions contemplated hereby.

In recognition of the foregoing, the Borrower agrees that the Group is not required to restrict its activities as a result of this Commitment Letter and that the Group may undertake any business activity without further consultation with or notification to the Borrower.  Neither this Commitment Letter nor the receipt by the Initial Lenders of confidential information nor any other matter will give rise to any fiduciary, equitable or contractual duties (including without limitation, any duty of trust or confidence) that would prevent or restrict the Group from acting on behalf of other customers or for its own account.  Furthermore, the Borrower agrees that neither the Group nor any member or business of the Group is under a duty to disclose to the Borrower or use on behalf of the Borrower any information whatsoever about or derived from those activities or to account for any revenue or profits obtained in connection with such activities.  However, consistent with the Group’s long-standing policy to hold in confidence the affairs of its customers, the Group will not use confidential information obtained from the Borrower except in connection with its services to, and its relationship with, the Borrower, provided, however, that the Group will be free to disclose information in any manner as required by law, regulation, regulatory authority or other applicable judicial or government order.

Section 10.  Governing Law, Etc.  This Commitment Letter will be governed by, and construed in accordance with, the law of the State of New York.  This Commitment Letter sets forth the entire agreement between the parties with respect to the matters addressed herein and supersedes all prior communications, written or oral, with respect hereto.  This Commitment Letter may be executed in any number of counterparts, each of which, when so executed, will be deemed to be an original and all of which, taken together, will constitute one and the same Commitment Letter.  Delivery of an executed counterpart of a signature page to this Commitment Letter by telecopier or electronic transmission will be as effective as delivery of an original executed counterpart of this Commitment Letter.

Section 11.  WAIVER OF JURY TRIAL.  EACH PARTY HERETO IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS COMMITMENT LETTER OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES HERETO IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

Section 12.  Consent to Jurisdiction, Etc.  The Borrower irrevocably and unconditionally (i) (A) prior to the filing of the Bankruptcy Cases, submits to the non-exclusive jurisdiction of any New York State or Federal court located in the City of New York and (B) after the filing of the Bankruptcy Cases, submits to the exclusive jurisdiction of any Bankruptcy Court presiding over the Bankruptcy Cases submits to the non-exclusive jurisdiction of any New York State or Federal court located in the City of New York over any suit, action or proceeding arising out of or relating to this Commitment Letter, (ii) accepts for itself and in respect of its property the jurisdiction of such courts, (iii) waives any objection to the laying of venue of any such suit, action or proceeding brought in any such courts and any claim that any such suit, action or proceeding has been brought in an inconvenient forum and (iv) consents to the service of any process, summons, notice or document in any such suit, action or proceeding by registered mail addressed to the Borrower at its address specified on the first page of this Commitment Letter.  A final judgment in any such suit, action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing herein will affect the right of the Initial Lenders to serve legal process in any other manner permitted by law or affect the Initial Lenders’ right to bring any suit, action or proceeding against the Borrower or its property in the courts of other jurisdictions.  To the extent that the Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Borrower irrevocably waives such immunity in respect of its obligations under this Commitment Letter.

Section 13.  Patriot Act Compliance.  The Initial Lenders hereby notify the Borrower that pursuant to the requirements of the USA PATRIOT ACT (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Initial Lenders to identify the Borrower in accordance with the Patriot Act.  In that connection, the Initial Lenders may also request corporate formation documents, or other forms of identification, to verify information provided.

Please indicate the Borrower’s acceptance of the provisions hereof by signing the enclosed copy of this Commitment Letter and the Fee Letter and returning them, at or before 5 p.m. (New York City time) on December 31, 2012, the time at which the Initial Lender’s commitment and other obligations hereunder (if not so accepted prior thereto) will terminate.  If the Borrower elects to deliver this Commitment Letter by telecopier or electronic transmission, please arrange for the executed original to follow by next-day courier.

[Signature Pages to Follow]

Very truly yours,

,
as Initial Lender

By
Name:
Title:

[Signature Page to Commitment Letter]

Very truly yours,

GLEACHER PRODUCTS CORP.,
as Administrative Agent

By:	/s/ Joanna Anderson
Name: Joanna Anderson
Title: Authorized Signatory

[Signature Page to Commitment Letter]

ACCEPTED AND AGREED
on , :

LODGENET INTERACTIVE CORPORATION

By:	/s/ James G. Naro
Name: James G. Naro
Title: Senior Vice President and General Counsel

[Signature Page to Commitment Letter]

SCHEDULE I

COMMITMENTS

REDACTED

LODGENET INTERACTIVE CORPORATION

SENIOR SECURED DEBTOR IN POSSESSION CREDIT FACILITY(1)

SUMMARY OF TERMS AND CONDITIONS

Borrower:

LodgeNet Interactive Corporation, a Delaware corporation (the “Borrower”), as a debtor and debtor in possession in a case (the “Borrower’s Case”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) to be filed in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”).

Guarantors:

All of the Borrower’s direct and indirect domestic subsidiaries (and not, for the avoidance of doubt, any foreign subsidiaries) (collectively, the “Guarantors”), each of which will be a debtor and a debtor in possession in cases (collectively, the “Guarantors’ Cases” and, together with the Borrower’s Case, the “Cases”) under chapter 11 of the Bankruptcy Code filed contemporaneously and jointly administered with the Borrower’s Case. The Borrower and the Guarantors are referred to herein as “Loan Parties” and each, a “Loan Party”. All obligations of the Borrower under the DIP Facility will be unconditionally guaranteed by the Guarantors.

Lenders:

Certain lenders party to that certain Credit Agreement, dated as of April 4, 2007 (as amended, restated, amended and restated, supplemented or otherwise modified, the “Prepetition Credit Agreement”) or their affiliates that subscribe to a commitment under the DIP Facility (the “Lenders”).(2)

Administrative Agent:	Gleacher Products Corp. (the “Administrative Agent”).

DIP Facility:

A senior secured credit facility of non-amortizing term loans in an aggregate principal amount of up to $30,000,000 (the “DIP Facility”), comprised of (A) a $15,000,000 delayed draw term loan facility (the “Delayed Draw Term Facility”) of which (i) a principal amount of up to $7,500,000 will be available to be drawn at Closing and (ii) an additional principal amount of up to $7,500,000 will be available to be drawn under the Delayed Draw Term Facility on the date of entry of the Final Order and (B) a dollar for dollar roll up of loans of each Lender and/or its affiliates and/or its designees under the Prepetition Credit

(1)  This term sheet reflects a DIP Credit Facility in a prepak Chapter 11.

(2)  Back-stop mechanics to be discussed, including consent rights of back-stop parties (the “Back-Stop Parties”).

Agreement up to the commitment amount of each Lender (the “Roll-Up Loans”). The loans under the Delayed Draw Facility (the “Delayed Draw Term Loans” and together with the Roll-Up Loans, the “DIP Loans”)) may be drawn in minimum amounts of $2,500,000 and in increments of $500,000 in excess thereof and such loans shall be denominated in US Dollars.

DIP Facility Termination Date:

All DIP Loans shall become due and payable on the DIP Facility Termination Date; provided, however, that so long as the Plan Support Agreement has not been terminated, instead of repayment in cash on the DIP Facility Termination Date, the Roll-Up Loans (and all interest accrued thereon during the bankruptcy case) will be deemed to be outstanding under the terms of the exit credit facility on the DIP Facility Termination Date and paid in accordance therewith. The “DIP Facility Termination Date” shall be the earliest of (a) the Scheduled Termination Date, (b) 30 days after the entry of the Interim Order (as defined below) if the Final Order (as defined below) has not been entered prior to the expiration of such 30-day period, (c) the consummation of any Section 363 sale, (d) the substantial consummation (as defined in section 1101 of the Bankruptcy Code and which for purposes hereof shall be no later than the “effective date”) of a plan of reorganization filed in the Cases that is confirmed pursuant to an order entered by the Bankruptcy Court and (e) the acceleration of the loans and the termination of the commitment with respect to the DIP Facility in accordance with the DIP Loan Documents.

“Scheduled Termination Date” means the date that is 180 days after the commencement of the Cases.

Purpose:

In accordance with a budget reasonably acceptable to the Lenders (the “Budget”), proceeds of the Delayed Draw Term Loans will be used for general corporate purposes of the Loan Parties during the Cases (including payment of fees and expenses in connection with the transactions contemplated hereby, adequate protection payments as set forth on Annex I attached hereto (such adequate protection payments, the “Adequate Protection Payments”) and working capital), certain transaction fees, costs and expenses and certain other costs and expenses with respect to the administration of the Cases.

DIP Loan Documents:	The DIP Facility will be documented by a Senior Secured Credit Agreement (the “DIP Credit Agreement”) and other guarantee, security and other relevant documentation

(together with the DIP Credit Agreement, collectively, the “DIP Loan Documents”) reflecting the terms and provisions set forth in this term sheet and otherwise in form and substance reasonably satisfactory to the Lenders.

Interest Rates:

Delayed Draw Term Loans will bear interest at LIBOR plus 7.00% with a LIBOR floor of 1.50%. The Roll-Up Loans will continue to bear interest at the rates provided under the Prepetition Credit Agreement.

Default Interest:	During the continuance of an event of default (as defined in the DIP Loan Documents), Delayed Draw Term Loans will bear interest at an additional 2% per annum.

Optional Prepayments:

The Borrower may, upon at least 3 business days’ notice and (i) at the end of the interest period with respect thereto or (ii) at any other times with the payment of applicable breakage costs, prepay in full or in part, without premium or penalty (other than such breakage costs), the Delayed Draw Term Loans; provided that each such partial prepayment shall be in an aggregate amount of $1,000,000 or multiples of $500,000 in excess thereof (or, if less, the then outstanding principal amount of the Delayed Draw Term Loans).

Mandatory Prepayments:

Mandatory prepayments of the Delayed Draw Term Loans shall be required with net cash proceeds from sales or casualty events of any Collateral (excluding sales of inventory in the ordinary course of business and other exceptions to be agreed) above a threshold to be agreed.

Security and Priority:

All amounts owing by the Borrower under the DIP Facility and the obligations of the Guarantors in respect thereof will be secured, subject to a carve-out to be mutually agreed upon (the “Carve-Out”) for professional fees and expenses for the Loan Parties and an official creditors’ committee (and the expenses of members of the official creditors’ committee) not to exceed $1,000,000 incurred after the occurrence and continuation of a default or event of default under the DIP Facility plus an additional $50,000 to pay the fees and expenses of the United States Trustee by (i) a first priority perfected pledge of (x) all promissory notes owned by the Borrower and the Guarantors and (y) all capital stock owned by the Borrower and the Guarantors (including 100% of the non-voting capital stock of their respective first-tier foreign subsidiaries but no more than 65% of the voting capital stock of (A) their respective first-tier foreign subsidiaries that are classified as controlled foreign corporations under Section 957 of the Internal Revenue Code (“CFC”) and (B) entities that are treated as partnerships or disregarded entities for United States federal income tax purposes and substantially all of whose assets consist of capital stock of CFCs, which CFC stock shall not be pledged) and (ii) a first priority perfected security interest in all other assets owned by the Borrower and the Guarantors, including, without limitation, accounts, inventory, equipment, investment property, instruments, chattel paper, deposit accounts, owned and leased real estate, contracts, patents, copyrights, trademarks, other general intangibles and proceeds of avoidance actions, in each case, subject to customary exclusions to be agreed and the Carve-Out (all aforementioned collateral, the “Collateral”).

The liens granted under the DIP Facility will prime and be senior to the liens and security interests in the Collateral securing the Prepetition Credit Agreement, and shall be junior only to the Carve Out, valid, perfected, enforceable and unavoidable liens in existence as of Closing, and to valid, enforceable and unavoidable liens in existence as of Closing that are perfected subsequent to Closing as permitted by section 546(b) of the Bankruptcy Code and to other liens and encumbrances permitted by the DIP Loan Documents (which will include, but not be limited to, customary permitted liens, liens securing purchase money financing and capital leases).

In the Cases, the Lenders will be granted in each of the Interim Order and the Final Order a superpriority administrative claim under section 364(c)(1) of the Bankruptcy Code for the payment of the obligations under the DIP Facility with priority above all other administrative claims, subject to the Carve-Out.

Conditions Precedent to the Initial Extension of Credit:	The initial extension of credit (the “Closing”) under the DIP Facility shall be subject to the following conditions (and the conditions set forth under “Conditions Precedent to Each Loan”):

	A.	All documentation relating to the DIP Facility shall be in form and substance consistent with this term sheet and reasonably satisfactory to the Administrative Agent and its counsel.

B.

The Cases shall have been commenced by the Borrower and the Guarantors and the same shall each be a debtor and a debtor in possession. All “first day orders” entered at the time of commencement of the Bankruptcy Cases shall be reasonably satisfactory in form and substance to the Lenders.

C.

The Plan Support and Lockup Agreement dated December 30, 2012 (the “Plan Support Agreement”) shall be in full force and effect as of the Closing and shall not have been amended or modified in any manner that is materially adverse to the Administrative Agent or the Lenders or inconsistent with the DIP Loan Documents without the Administrative Agent’s prior written consent.

D.

The Administrative Agent shall have received a signed copy of an order of the Bankruptcy Court in substantially the form set forth as an exhibit to the DIP Loan Documents (the “Interim Order”), authorizing and approving the making of the DIP Loans and the granting of the superpriority claims and liens and other liens referred to above under the heading “Security and Priority”, which Interim Order shall not have been vacated, reversed, modified, amended or stayed. The Interim Order and the Final Order shall contain provisions authorizing Adequate Protection Payments and granting customary adequate protection claims and liens with respect to the Prepetition Credit Agreement, junior to the claims and liens granted in connection with the DIP Facility as more fully described on Annex I attached hereto and shall otherwise be satisfactory in all respects to the Administrative Agent and its counsel, in their sole discretion.

E.

All reasonable out-of-pocket fees and expenses (including the fees and expenses of outside counsel) required to be paid to the Administrative Agent and the Lenders on or before the Closing (limited, in the case of attorneys’ fees to the reasonable out-of-pocket fees and expenses of one outside counsel to the Agent and the Lenders, taken as a whole) shall have been paid.

F.

The Lenders shall be satisfied in their reasonable judgment that, except as authorized by the Interim Order, there shall not occur as a result of, and after giving effect to, the initial extension of credit under the DIP Facility, a default (or any event which with the giving of notice or lapse of time or both would be a default) under any of the Borrower’s or the Guarantors’ debt instruments and other material agreements which would permit the counterparty thereto to exercise remedies thereunder on a post-petition basis.

G.

The Administrative Agent shall have received reasonably satisfactory opinions of counsel to the Borrower and the Guarantors, addressing such matters as the Lenders shall reasonably request, including, without limitation, the enforceability of all DIP Loan Documents and other customary matters.

H.

The absence of a material adverse change, or any event or occurrence, other than the commencement of the Cases, which could reasonably be expected to result in a material adverse change, in (i) the business, condition (financial or otherwise), operations, performance, properties, contingent liabilities, material agreements or prospects of the Borrower and the Guarantors, taken as a whole, since September 30, 2012, (ii) the ability of the Borrower or the Guarantors to perform their respective material obligations under the DIP Loan Documents or (iii) the ability of the Administrative Agent and the Lenders to enforce the DIP Loan Documents (any of the foregoing being a “Material Adverse Change”).

I.

There shall exist no action, suit, investigation, litigation or proceeding pending or (to the knowledge of the Loan Parties) threatened in any court or before any arbitrator or governmental instrumentality (other than the Cases and any action, suit, investigation or proceeding arising from the commencement and continuation of the Cases or the consequences that would normally result from the commencement and continuation of the Cases) that is not stayed and could reasonably be expected to result in a Material Adverse Change (any such action, suit, investigation, litigation or proceeding, a “Material Litigation”).

J.

All necessary governmental and third party consents and approvals necessary in connection with the DIP Facility and the transactions contemplated thereby shall have been obtained (without the imposition of any materially adverse conditions that are not reasonably acceptable to the Lenders) and shall remain in effect; and no law or regulation shall be applicable in the good faith judgment of the Lenders that restrains, prevents or imposes materially adverse conditions upon the DIP Facility or the transactions contemplated thereby.

K.	Each Lender who has requested the same shall have received “know your customer” and similar information; provided that such information is requested at least 3 business days prior to Closing.

L.

The Lenders shall have a valid and perfected first priority lien on and security interest in the Collateral; the Loan Parties shall have delivered uniform commercial code financing statements and shall have executed and delivered intellectual property security agreements, in each case, in suitable form for filing; and provisions reasonably satisfactory to the Lenders for the payment of all fees and taxes for such filings shall have been duly made.

M.

The Administrative Agent shall have received endorsements (to the extent such endorsements can be delivered prior to Closing after the exercise of commercially reasonable efforts) naming the Administrative Agent, on behalf of the Lenders, as an additional insured and loss payee, as applicable, under all insurance policies to be maintained with respect to the Collateral.

Conditions Precedent to Each Loan:

On the funding date of each Delayed Draw Term Loan (i) there shall exist no default under the DIP Loan Documents, (ii) the representations and warranties of the Borrower and each Guarantor therein shall be true and correct in all material respects (or in the case of representations and warranties with a “materiality” qualifier, true and correct in all respects) immediately prior to, and after giving effect to, such funding, (iii) the making of such Delayed Draw Term Loan shall not violate any requirement of law and shall not be enjoined, temporarily, preliminarily or permanently, (iv) no later than 30 days after the entry of the Interim Order, the Bankruptcy Court shall have entered an order in substantially the form of the Interim Order, with only such modifications as are satisfactory in form and substance to the Lenders (the “Final Order”) and (v) the Interim Order or Final Order, as the case may be, shall be in full force and effect and shall not have been vacated, reversed, modified, amended or stayed in any respect without the consent of the Requisite Lenders.

Representations and Warranties:

The DIP Loan Documents will contain representations and warranties customarily found in loan agreements for similar debtor in possession financings and other representations and warranties deemed by the Lenders appropriate to the specific transaction (which will be applicable to the Borrower, the Guarantors and their respective subsidiaries and subject to certain exceptions and qualifications to be agreed), including, without limitation with respect to: valid existence, compliance with law, requisite power, due authorization, approvals, no conflict with material agreements (to the extent enforceable post-petition) or applicable law, enforceability of the DIP Loan Documents, ownership of subsidiaries, material accuracy of financial statements and all other information provided, absence of Material Adverse Change, absence of Material Litigation, taxes, margin regulations, no burdensome restrictions, no default under the DIP Loan Documents, inapplicability of Investment Company Act, use of proceeds, insurance, labor matters, ERISA, environmental matters, security interests, existing debt, liens and investments, necessary rights to intellectual property and ownership of properties. The Interim Order and Final Order shall also contain provisions, among other things, (i) acknowledging the validity and enforceability of the Prepetition Credit Agreement, the debt outstanding thereunder and the liens granted in connection therewith, and (ii) waiving Bankruptcy Code sections 506(c) and 552 as such may pertain to the claims and liens of the agent and lenders under the Prepetition Credit Agreement.

Affirmative Covenants:

The DIP Documents will contain affirmative covenants customarily found in loan agreements for similar debtor in possession financings and other affirmative covenants deemed by the Lenders to be appropriate to the specific transaction, subject to, where appropriate, materiality thresholds, carve-outs and exceptions to be agreed (which will be applicable to the Borrower, the Guarantors and their respective subsidiaries) including, without limitation, the following:

	A.	Preservation of corporate existence.

	B.	Compliance with applicable laws (including ERISA and environmental laws).

	C.	Conduct of business.

	D.	Payment of taxes.

	E.	Maintenance of insurance.

	F.	Access to books and records and visitation rights.

	G.	Maintenance of books and records.

	H.	Maintenance of properties.

	I.	Use of proceeds.

	J.	Provision of additional collateral, guarantees and mortgages.

	K.	Further assurances.

Negative Covenants:

The DIP Loan Documents will contain negative covenants customarily found in loan agreements for similar debtor in possession financings and other negative covenants deemed by the Lenders to be appropriate to the specific transaction and where appropriate, subject to materiality thresholds, carve-outs and exceptions to be agreed (which will be applicable to the Borrower, the Guarantors and their respective subsidiaries), including, without limitation, the following:

	A.	Limitations on debt and guarantees.

	B.	Limitations on liens.

	C.	Limitations on loans and investments.

D.

Limitations on asset dispositions, including, without limitation, the issuance and sale of capital stock of subsidiaries, with an exception for among other things transactions for total consideration of no more than an amount to be mutually agreed upon in the aggregate.

	E.	Limitations on dividends, redemptions and repurchases with respect to capital stock.

F.

Limitations on cancellation of debt and on prepayments, redemptions and repurchases of pre-petition debt, except as expressly provided for in the definitive loan documents or pursuant to “first day” or other orders entered by the Bankruptcy Court.

	G.	Limitations on mergers, consolidations, acquisitions, joint ventures or creation of subsidiaries.

	H.	Limitations on material changes in business.

	I.	Limitations on transactions with affiliates.

	J.	Limitations on restrictions on distributions from subsidiaries and granting of negative pledges.

	K.	Limitations on amendment of constituent documents and material agreements, except for modifications that could not reasonably be expected to materially and adversely affect the interests of the Lenders.

	L.	Limitations on changes in accounting treatment and reporting practices or the fiscal year without the Administrative Agent’s consent.

	M.	Limitations on sale/leasebacks and operating leases.

	N.	Limitations on speculative transactions except for the sole purpose of hedging in the normal course of business and consistent with industry practices.

	O.	Anti-cash hoarding covenant.

Selected Financial Covenants:	The DIP Loan Documents will contain the following financial covenant (which will be applicable to the Borrower, the Guarantors and their respective subsidiaries):(3)

Budget variance with respect to net cash flow and receipts not exceeding 15%, determined and tested on a rolling four week basis.

Reporting Requirements:

The DIP Loan Documents will contain reporting requirements customarily found in loan documents for similar debtor in possession financings and other reporting requirements deemed by the Lenders appropriate to the specific transaction, including, without limitation, (i) weekly budget variance report; and (ii) weekly forecasts on a rolling 13-week basis.

Events of Default:

The DIP Loan Documents will contain events of default customarily found in loan agreements for similar debtor in possession financings and other events of default deemed by the Lenders to be appropriate to the specific transaction (which will be applicable to the Borrower, the Guarantors and their respective subsidiaries), including, without limitation, the following, with, where appropriate, customary grace periods and exceptions to be determined:

	A.	Failure to pay principal, interest or any other amount when due.

	B.	Representations and warranties incorrect in any material respect when given.

(3)  The financial covenants shall not be tested so long as the Plan Support Agreement has not been terminated.

C.	Failure to comply with covenants (with grace period as appropriate).

D.

Cross-default to payment defaults, or default or event of default if the effect is to accelerate or permit acceleration in excess of an amount to be mutually agreed upon, and cross-default to any Plan Support Agreement termination.

E.	Failure to satisfy or stay execution of judgments in excess of an amount to be mutually agreed upon.

F.	The occurrence of certain ERISA events that result in liabilities in excess of an amount to be mutually agreed upon.

G.	Actual or asserted (by any Loan Party or any affiliate thereof) invalidity or impairment of any DIP Loan Document (including the failure of any lien to remain perfected).

H.	Change of ownership or control (to be defined).

I.   (a) The entry of an order dismissing any of the Cases or converting any of the Cases to a case under chapter 7 of the Bankruptcy Code,

(b) the entry of an order appointing a chapter 11 trustee in any of the Cases;

(c) the entry of an order staying, reversing, vacating or otherwise modifying, in each case in a manner materially adverse to the Administrative Agent or the Lenders or inconsistent with the DIP Loan Documents, without the prior consent of the Requisite Lenders, the DIP Facility, the Interim Order or the Final Order;

(d) the entry of an order in any of the Cases appointing an examiner having expanded powers (beyond those set forth under sections 1106(a)(3) and (4) of the Bankruptcy Code);

(e) the entry of an order in any of the Cases denying or terminating use of cash collateral by the Loan Parties;

(f) the filing of any pleading by any Loan Party seeking, or otherwise consenting to, any of the matters set forth in clauses (a) through (e) above;

(g) the Bankruptcy Court shall terminate or reduce the period pursuant to Section 1121 of the Bankruptcy Code during which the Loan Parties have the exclusive right to file a plan of reorganization and solicit acceptances thereof;

(h) the entry of the Final Order shall not have occurred within 30 days after entry of the Interim Order;

(i) the entry of a final non-appealable order in the Cases charging any of the Collateral under section 506(c) of the Bankruptcy Code against the Lenders or the commencement of other actions that is materially adverse to the Administrative Agent, the Lenders or their respective rights and remedies under the DIP Facility in any of the Cases or inconsistent with the DIP Loan Documents;

(j) the entry of an order granting relief from any stay of proceeding (including, without limitation, the automatic stay) so as to allow a third party to proceed against any material assets of the Loan Parties in excess of an amount to be mutually agreed upon in the aggregate;

(k) existence of any claims or charges, other than in respect of the DIP Facility or as otherwise permitted under the DIP Loan Documents, entitled to superpriority under Section 364(c)(1) of the Bankruptcy Code pari passu or senior to the DIP Facility;

(l) the Loan Parties or any of their subsidiaries, or any person claiming by or through the Loan Parties any of their subsidiaries, shall obtain court authorization to commence, or shall commence, join in, assist or otherwise participate as an adverse party in any suit or other proceeding against the Administrative Agent or any of the Lenders relating to the DIP Facility, unless (i) such suit or other proceeding is in connection with the enforcement of the DIP Loan Documents against the Administrative Agent or Lenders or (ii) such suit or other proceeding is stayed pursuant to section 362 of the Bankruptcy Code or an order of the Bankruptcy Court and is released upon the “effective date” of the plan of reorganization, as defined therein, and the order confirming such plan of reorganization provides that any such suit or proceeding shall be dismissed with prejudice;

(m) after the order confirming the a plan of reorganization (the “Confirmation Order”) shall have been entered by the Bankruptcy Court, any Loan Party shall fail to satisfy in full all obligations under the DIP Facility on the effective date of the such plan of reorganization or fail to comply in any material respect with the Confirmation Order, or the

Confirmation Order shall have been revoked, remanded, vacated, reversed, rescinded or modified or amended in any manner that is adverse to the Administrative Agent’s or the Lenders’ interests or inconsistent with the DIP Loan Documents; or

(n) the commencement of any adversary proceeding, contested matter or other action by any Loan Party or any other party either asserting any claims and defenses or otherwise against any of the agent or the lenders under the Prepetition Credit Agreement with respect to the obligations of any Loan Party thereunder or the liens granted to such agent to secure the obligations under the Prepetition Credit Agreement, except as may be permitted under the Interim Order or Final Order.

Expenses and Indemnification:

The Borrower will indemnify the Administrative Agent, the Lenders, their respective affiliates, successors and assigns and the officers, directors, employees, agents, advisors, controlling persons and members of each of the foregoing (each, an “Indemnified Person”) and hold them harmless from and against all costs, expenses (including reasonable and documented fees, disbursements and other charges of outside counsel) and liabilities of such Indemnified Person arising out of or relating to any claim or any litigation or other proceeding (regardless of whether such Indemnified Person is a party thereto and regardless of whether such matter is initiated by a third party or by the Borrower or any of its affiliates) that relates to the DIP Facility or the transactions contemplated thereby; provided that no Indemnified Person will be indemnified for any cost, expense or liability to the extent determined in the final, non-appealable judgment of a court of competent jurisdiction to have resulted primarily from its gross negligence or willful misconduct.  In addition, (a) all out-of-pocket expenses (including, without limitation, reasonable and documented fees, disbursements and other charges of outside counsel) of the Administrative Agent in connection with the DIP Facility and the transactions contemplated thereby shall be paid by the Borrower from time to time, whether or not the Closing occurs, and (b) all out-of-pocket expenses (including, without limitation, documented fees, disbursements and other charges of outside counsel) of the Administrative Agent and the Lenders, for enforcement costs and documentary taxes associated with the DIP Facility and the transactions contemplated thereby will be paid by the Borrower.

Assignments and Participations:

Assignments are subject to the consent of the Administrative Agent and, unless a Default or Event of Default has occurred and is continuing under the DIP Credit Agreement, the Borrower (which shall not be unreasonably withheld or delayed).  No participation shall include voting rights, other than for matters requiring consent of 100% of the Lenders.

Requisite Lenders:	Lenders holding at least 50.1% of the outstanding commitments and/or exposure under the DIP Facility (the “Requisite Lenders”).

Amendments:	Requisite Lenders, except for provisions customarily requiring approval by affected Lenders.

Miscellaneous:

The DIP Loan Documents will include (i) standard yield protection provisions (including, without limitation, provisions relating to compliance with risk-based capital guidelines, increased costs and payments free and clear of withholding taxes (subject to customary qualifications)), (ii) waivers of consequential damages and jury trial, and (iii) customary agency, set-off and sharing language.

Governing Law and Submission to Non-Exclusive Jurisdiction:	State of New York.

Counsel to Administrative Agent:	Akin Gump Strauss Hauer & Feld LLP.

ANNEX I

Prepetition Lenders:

The lenders (the “Prepetition Lenders”) under that Prepetition Credit Agreement, by and among the Borrower, the Prepetition Lenders and Gleacher Products Corp., as administrative agent ( in such capacity, the “Prepetition Agent”)

Usage of Cash Collateral:

The Prepetition Agent and the Consenting Lenders (as that term is defined in the Plan Support Agreement), will agree to the Loan Parties’ usage of cash, cash equivalents, negotiable instruments, investment property and securities in deposit accounts, wherever located, which collectively constitute the cash collateral (the “Cash Collateral”) of the Prepetition Agent and the Prepetition Lenders (the “Adequate Protection Parties”) subject to (i) the Budget and (ii) the terms and conditions set forth herein and in the Interim Order and the Final Order

Debtors’ Stipulations:

The Loan Parties will make customary stipulations as to the validity of the obligations owed and liens and security interests granted under the Loan Documents (as defined in the Prepetition Credit Agreement) (the “Prepetition Obligations”)

Prepetition Lender Adequate Protection:

The Adequate Protection Parties will receive: (i) subject only to the Carve-Out and the liens securing the obligations under the DIP Facility, valid, enforceable, nonavoidable and fully perfected postpetition security interests in and liens on any and all prepetition and postpetition property, assets and interests in property and assets of the Debtors and all property of the Debtors’ estate (the “Adequate Protection Liens”); (ii) solely to the extent of any diminution in value of their collateral, administrative expense claims under section 507(b) of the Bankruptcy Code (the “Superpriority Claims”); (iii) the current cash payment of fees and expenses of professionals retained by the Prepetition Agent, including such amounts arising before and after the Petition Date and without the necessity of filing motions or fee applications, which professionals shall include (a) Akin Gump Strauss Hauer & Feld LLP as counsel to the Prepetition Agent and (b) CDG Group Inc. as financial advisor to the Prepetition Agent (collectively the “Prepetition Agent Professionals”); (iv) accrual of post-petition interest at the default rate and (v) financial and other reporting requirements customarily found in loan documents for debtor in possession financings

Sections 506(c) and 552:

The Adequate Protection Parties will receive (i) a waiver of any “equities of the case” claims under Section 552(b) of the Bankruptcy Code and (ii) a waiver of the provisions of Section 506(c) of the Bankruptcy Code

Investigation Limitation:

Customary provisions limiting the amount of Cash Collateral that may be utilized by any official creditors’ committee to investigate the liens and claims in respect of the Prepetition Obligations up to $25,000 in the aggregate.  Investigation period to be limited to 60 days from the date of the order approving counsel to an official creditors’ committee or 60 days after entry of the Final Order

Annex I-1